November 2008
Filed pursuant to Rule 433 dated October 27, 2008 relating to
Preliminary Pricing Supplement No. 808 dated October 27, 2008 to
Registration Statement No. 333-131266
STRUCTURED INVESTMENTS
Enhanced Participation Securities based on the Radar Logic Residential Property IndexSM (Composite 25) due January 5, 2011
Enhanced Participation Securities based on the Radar Logic Residential Property IndexSM (Composite 25) (the “index”), which we refer to as the securities, allow investors to receive an uncapped enhanced return on the upside performance of the index (3x leverage) while being exposed to the downside performance of the index on a 1:1 basis, as added to, or subtracted from, the base redemption amount of $1,100 per security.  The index is designed to track the median price per-square-foot of residential properties in twenty-five metropolitan statistical areas in the United States, as averaged over rolling 28-day periods.  Unlike ordinary debt securities, the securities do not pay interest and provide a minimum payment at maturity of only $100 per security.  The securities are senior unsecured obligations of Morgan Stanley and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Index:	Radar Logic Residential Property IndexSM (Composite 25)
Please read “Investment Overview” for information on the index.
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Pricing date:	November , 2008
Original issue date:	November , 2008 (5 business days after the pricing date)
Maturity date:	January 5, 2011
Payment at maturity:
The payment at maturity per security will be equal to the redemption amount.
If the final average index value declines by more than 10% from the initial index value due to declines in the U.S. residential real estate market, you will receive a payment at maturity that is less, and possibly significantly less, than the $1,000 stated principal amount per security, subject to the minimum payment at maturity.

Redemption amount:	base redemption amount + ($1,000 x index performance)
Base redemption amount:	$1,100 The payment at maturity per security will be less than the $1,000 issue price if the final average index value has declined from the initial index value by more than 10%.
Index performance:	The index performance is equal to:
▪ If the final average index value is greater than the initial index value:

300%	X	final average index value – initial index value
initial index value

■ If the final average index value is less than or equal to the initial index value:

final average index value – initial index value initial index value
The index performance will be positive if the value of the index has increased over the term of the securities and negative if the value of the index has decreased.  The securities will provide 300% leveraged participation in the positive performance of the index.
Initial index value:	The value of the index on the pricing date, as published by the index publisher
Final average index value:	The arithmetic average of the values of the index for each valuation date, as published by the index publisher
Valuation dates:	December 27, 2010, December 28, 2010, December 29, 2010, December 30, 2010 and December 31, 2010, subject to adjustment for index disruption events
Minimum payment at maturity:	$100 per security
Maximum payment at maturity:	None
Interest:	None
CUSIP:	617482DD3
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Security	$1,000	$25	$975
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $990 per security.  Please see “Syndicate Information” on page 7 for further details.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution”

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 808 dated October 27, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0707001

Enhanced Participation Securities based on the Radar Logic Residential Property IndexSM (Composite 25) due January 5, 2011

Investment Overview

Enhanced Participation Securities based on the Radar Logic Residential Property IndexSM (Composite 25) due January 5, 2011:

▪
Offer investors exposure to residential real estate price movements via an index that is designed to track the median price per-square-foot of residential properties in twenty-five metropolitan statistical areas in the United States.

▪
Offer investors the opportunity to receive an uncapped enhanced return on the upside performance of the index (3x leverage) while maintaining 1:1 exposure to the downside performance of the index, which is added to, or subtracted from, the base redemption amount of $1,100 per security.  Investors in the securities must be willing to accept the risk of loss of principal and be willing to forgo interest payments.

Maturity:	Approximately 2.1 years

Interest:	None

Payment at maturity:
Index Appreciates (3x upside from base redemption amount)
$1,100 plus 300% of positive index performance
Index Depreciates (1x downside from base redemption amount)
$1,100 less 100% of negative index performance

Minimum payment at maturity:	$100 per security

Maximum Payment at maturity:	None

Radar Logic Residential Property IndexSM (Composite 25)

The index was designed in 2006 by Radar Logic Incorporated (“Radar Logic”) to reflect the median price per-square-foot of residential properties in twenty-five metropolitan areas in the United States, as averaged over rolling 28-day periods.

The metropolitan areas reflected in the index are generally defined to be coterminous with the relevant Metropolitan Statistical Areas (“MSAs”) used by the U.S. Office of Management and Budget.  The weighting of each MSA in the index is equal to the aggregate value of residential properties in that MSA divided by the aggregate value of residential properties in the twenty-five MSAs combined.

The MSA weightings as of September 12, 2007 were:

Metropolitan Statistical Area	Weighting	Metropolitan Statistical Area	Weighting
New York	23.10%	Sacramento	1.94%
Los Angeles	16.06%	Minneapolis	1.91%
San Francisco	6.97%	Detroit	1.89%
Chicago	5.70%	Tampa	1.62%
Washington D.C.	5.09%	Denver	1.47%
Miami	4.63%	Las Vegas	1.40%
Boston	4.50%	St. Louis	1.20%
Philadelphia	4.07%	Cleveland	0.86%
San Diego	3.67%	Columbus	0.72%
Seattle	3.24%	Jacksonville	0.71%
San Jose	2.89%	Milwaukee	0.66%
Phoenix	2.70%	Charlotte	0.64%
Atlanta	2.36%

For a more complete description of the index and the methodology used to calculate the median price per-square-foot in each MSA, see “Annex A – Radar Logic Residential Property IndexSM (Composite 25).”

November 2008	Page 2

Enhanced Participation Securities based on the Radar Logic Residential Property IndexSM (Composite 25) due January 5, 2011

Recent Data Overview

Information on the index as of market close on October 23, 2008:

Bloomberg Ticker Symbol:	RPX.CP28*
Current Index Value:	$221.8500
52 Weeks Ago:	$270.5267
52 Week High (on 10/25/2007):	$270.5267
52 Week Low (on 10/23/2008):	$221.8500

* The Bloomberg ticker symbol is being provided for reference purposes only.  The initial index value and the final average index value will be determined based on the values published by the index publisher.

The following graph illustrates the trends of the indicative and historical values of the index from January 1, 2003 to October 23, 2008.  For all periods prior to August 6, 2007, the value of the index has been retrospectively calculated using the same methodology as is currently employed.  The historical or indicative performance should not be taken as an indication of future performance, and no assurance can be given as to the level of the index on any of the valuation dates or that the index will increase or will not decline by more than 10% so that you will receive a positive return on your investment at maturity.

Index Values
January 1, 2003 to October 23, 2008

For additional information about the index, see the information set forth under “Annex A—Radar Logic Residential Property IndexSM (Composite 25)” below and “Information about the Radar Logic Residential Property IndexSM (Composite 25) —Historical and Indicative Information” below.

November 2008	Page 3

Enhanced Participation Securities based on the Radar Logic Residential Property IndexSM (Composite 25) due January 5, 2011

Key Investment Rationale

Access
The securities offer investors access to metropolitan residential real estate price movements via an index that is designed to track the median price per-square-foot of residential properties in twenty-five metropolitan statistical areas in the United States.  Investors will receive a payment at maturity based on 300% participation in the upside and 100% participation in the downside performance of the index, which is added to, or subtracted from, the base redemption amount of $1,100 per security.

Upside Scenarios
▪   Index appreciates:  Investment return will be greater than $1,100 (110%) based on 300% uncapped participation in the positive performance of the index.

▪   Index depreciates less than 10%: The index depreciates by less than 10% and investors receive an amount that is greater than par (but less than $1,100) even though the index has depreciated.

Downside Scenarios
The index depreciates by more than 10% and investors receive less, and possibly significantly less, than the $1,000 stated principal amount.  In no case will the payment at maturity be less than the minimum payment at maturity of $100 per security.

Summary of Selected Key Risks (see page 11)

▪	Securities do not pay interest nor guarantee the full return of principal at maturity

▪	The risks that affect the residential real estate market will affect the market value of, and payment at maturity on, the securities

▪	Market observers expect that the residential real estate market in the United States will continue to decline

▪	The index reflects transactions that occurred more than two months prior to the date of publication, which could adversely affect the payment at maturity on the securities

▪
Seasonal cycles have customarily affected the residential real estate market with the volume of residential property transactions and sale prices tending to be lower in winter than in other seasons and this seasonality may adversely affect the payment at maturity on the securities, which have a June pricing date and December valuation dates

▪	The market price of the securities will be influenced by many unpredictable factors

▪	The inclusion of commissions and projected profit from hedging in the issue price is likely to adversely affect secondary market prices

▪	The index methodology adjusts the actual sales data to account for disparities in price patterns, which could have an adverse effect on the index value

▪	The securities are subject to acceleration prior to maturity

▪
If the index is permanently discontinued or is materially changed, and no successor index is available, the calculation agent will have the discretion to determine the level of the index and, consequently, the payment at maturity or upon earlier acceleration

▪	Changes in the index publisher’s policies that affect the index will affect the market value of the securities and the amount you will receive at maturity

▪
Because the characterization and treatment of the securities for U.S. federal income tax purposes are uncertain, the material U.S. federal income tax consequences of an investment in the securities are unclear

▪	The securities will not be listed

▪	The securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the securities

▪	The economic interests of the calculation agent are potentially adverse to your interests

November 2008	Page 4

Enhanced Participation Securities based on the Radar Logic Residential Property IndexSM (Composite 25) due January 5, 2011

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only $100 per security and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the value of the index on the valuation dates.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November , 2008	November , 2008 (5 business days after the pricing date)	January 5, 2011, subject to adjustment for certain index disruption events
Key Terms
Issuer:	Morgan Stanley
Index:	Radar Logic Residential Property IndexSM (Composite 25)
Index publisher:	Radar Logic Incorporated
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Syndicate Information” on page 7)
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Payment at maturity:
The payment at maturity per security will be equal to the redemption amount.
If the final average index value declines by more than 10% from the initial index value due to declines in the U.S. residential real estate market, you will receive a payment at maturity that is less, and possibly significantly less, than the $1,000 stated principal amount per security, subject to the minimum payment at maturity.

Redemption amount:	The redemption amount will be equal to the sum of (i) the base redemption amount of $1,100 plus (ii) the product of (a) $1,000 times (b) the index performance.
Base redemption amount:	$1,100 The payment at maturity per security will be less than the $1,000 issue price if the final average index value has declined from the initial index value by more than 10%.
Index performance:	The index performance is equal to:
▪ If the final average index value is greater than the initial index value:

300%	x	final average index value – initial index value
initial index value

■ If the final average index value is less than or equal to the initial index value:

final average index value – initial index value initial index value
The index performance will be positive if the value of the index has increased over the term of the securities and negative if the value of the index has decreased.  The security will provide 300% leveraged participation in the positive performance of the index.
Initial index value:	The value of the index on the pricing date, as published by the index publisher
Final average index value:
The arithmetic average of the values of the index for each valuation date, as published by the index publisher.
The determination of the final average index value may be delayed if the index publisher fails to publish a value for any of the scheduled valuation dates.  See “Description of Securities—Valuation Dates” in the accompanying preliminary pricing supplement.

Valuation dates:
December 27, 2010, December 28, 2010, December 29, 2010, December 30, 2010 and December 31, 2010, subject to postponement if the index publisher fails to publish index values on one or more scheduled valuation dates.   See “Description of Securities—Valuation Dates” in the accompanying preliminary pricing supplement.

Minimum payment at maturity:	$100 per security
Maximum payment at maturity:	None
Interest:	None
Index event acceleration:
If Radar Logic discontinues or suspends calculation or publication of the index at any time or if MSCS, as calculation agent, determines that the index is materially altered, and in each case no successor index is available, the maturity of the securities will be deemed accelerated as set forth under “Description of Securities—Acceleration of the Securities upon Discontinuance with No Successor Index or upon Material Change in Formula or Material Change in Content” in the accompanying preliminary pricing supplement.

Risk factors:	Please see “Risk Factors” on page 11.

November 2008	Page 5

Enhanced Participation Securities based on the Radar Logic Residential Property IndexSM (Composite 25) due January 5, 2011

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482DD3
Minimum ticketing size:	5 securities
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

▪   Upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used primarily in connection with hedging our obligations under the securities by one or more of our affiliates.  The issue price of the securities includes MS & Co.’s commissions paid with respect to the securities and the costs of hedging our obligations under the securities.  The costs of hedging include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.

MS & Co. and other affiliates of ours will carry out hedging activities related to the securities (and possibly to other instruments linked to the index), including by taking positions in forward contracts and/or other financial instruments related to the index.  MS & Co. and other affiliates of ours trade forward contracts and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

November 2008	Page 6

Enhanced Participation Securities based on the Radar Logic Residential Property IndexSM (Composite 25) due January 5, 2011

Syndicate Information
Issue price of the securities	Selling concession	Principal amount of securities for any single investor
$1,000.00	$25.00	<$999K
$995.00	$20.00	$1MM-$2.999MM
$992.50	$17.50	$3MM-$4.999MM
$990.00	$15.00	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2008	Page 7

Enhanced Participation Securities based on the Radar Logic Residential Property IndexSM (Composite 25) due January 5, 2011

How the Securities Work

The following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the index and illustrates the effect of the base redemption amount.  If the index declines by more than 10% over the term of the securities due to declines in the residential real estate markets tracked by the index, investors will lose money on their investment in the securities.  See “Risk Factors—The risks that affect the residential real estate market will affect the market value of, and payment at maturity on, the securities” and “—Market observers expect that the residential real estate market in the United States will continue to decline.”

The graph does not show every situation that may occur.

November 2008	Page 8

Enhanced Participation Securities based on the Radar Logic Residential Property IndexSM (Composite 25) due January 5, 2011

Calculation of Payment at Maturity

At maturity, for each $1,000 stated principal amount of securities that you hold, you will receive the redemption amount calculated as follows:

redemption amount = base redemption amount + ($1,000 x index performance); where

base redemption amount  =   $1,100; and where

index performance =

•	if the final average index value is greater than the initial index value:

300%	X	final average index value – initial index value
initial index value

•	if the final average index value is less than or equal to the initial index value:

final average index value – initial index
initial index value

final average index value =   arithmetic average of the index values on the valuation dates.

You will receive an uncapped enhanced return on the upside performance of the index (3x leverage) and will participate fully in the downside performance of the index (on a 1:1 basis), as added to, or subtracted from, the base redemption amount.

Presented below are hypothetical examples showing how the payout on the securities at maturity is calculated.  The hypothetical initial index values, final average index values, index performances and redemption amounts set forth below are for illustrative purposes only.

Example 1:  The level of the index increases from the initial index value.  Investors receive more than the base redemption amount.

Hypothetical initial index value:  250
Hypothetical final average index value:  275
Hypothetical index performance:  300% x [(275 – 250) / 250] = 30%
Hypothetical payment at maturity (per security)  = $1,100 + ($1,000 x index performance)
 = $1,100+ ($1,000 x 30%)
 = $1,400

In the above example, the final average index value is 10% above the initial index value.  Because the 3x leveraged upside performance is added to the base redemption amount of $1,100 rather than the stated principal amount of $1,000 in calculating the payment at maturity, investors receive a 40% return, which is more than the simple return on the index.

Example 2:  The level of the index decreases moderately from the initial index value.  Even though the index decreases, investors receive between $1,000 and $1,100 per security because the downside performance of the index is subtracted from the base redemption amount of $1,100 per security.

Hypothetical initial index value:  250
Hypothetical final average index value:  230
Hypothetical index performance:  (230 – 250) / 250 = – 8%
Hypothetical payment at maturity (per security)  = $1,100 + ($1,000 x index performance)
 = $1,100 + ($1,000 x (– 8%))
 = $1,020

In the above example, the final average index value is 8% below the initial index value.  Because the index depreciates by less than 10% and the downside performance of the index is subtracted from the base redemption amount of $1,100 rather than the stated principal amount of $1,000 in calculating the payment at maturity, investors receive more than the $1,000 stated principal amount per security.

November 2008	Page 9

Enhanced Participation Securities based on the Radar Logic Residential Property IndexSM (Composite 25) due January 5, 2011

Example 3:  The level of the index decreases significantly from the initial index value.  Investors receive less than the $1,000 per security invested even after giving effect to the base redemption amount of $1,100 per security.

Hypothetical initial index value:  250
Hypothetical final average index value:  150
Hypothetical index performance:  (150 – 250) / 250 = – 40%
Hypothetical payment at maturity (per security)  = $1,100 + ($1,000 x index performance)
 = $1,100 + ($1,000 x (– 40%))
 = $700

In the above example, the final average index value is 40% below the initial index value.  Because the index depreciates by more than 10%, even though the downside performance of the index is subtracted from the base redemption amount of $1,100 rather than the stated principal amount of $1,000 in calculating the payment at maturity, investors receive less than the $1,000 stated principal amount per security.

November 2008	Page 10

Enhanced Participation Securities based on the Radar Logic Residential Property IndexSM (Composite 25) due January 5, 2011

Risk Factors

The securities are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the securities and the suitability of such securities in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement.

Structure Specific Risk Factors

▪
The securities do not pay interest nor guarantee the full return of principal at maturity.  The terms of the securities differ from ordinary debt securities in that we will not pay you interest on the securities and the securities provide a minimum payment at maturity of only $100 per security.  The payout to you at maturity will be a cash amount that may be less, and potentially significantly less, than the $1,000 stated principal amount of each securities.

▪
The risks that affect the residential real estate market will affect the market value of, and payment at maturity on, the securities.  The securities are subject to the general risks of the real estate market, including: the supply of, and demand for, residential real estate; changes in market rental rates; the availability of mortgage financing, which is in turn affected by interest rate changes, laws or regulations that may restrict the eligibility of borrowers or prohibit certain types of mortgages, and the ability and willingness of lenders to accept the risk of default; increases in property or operating taxes; increases in vacancies or declining rents due to economic, legal, cultural or technological developments; changes in zoning laws; the impact of environmental laws; uninsured damage from floods, earthquakes, hurricanes and other natural disasters; and increases in mortgage default rates and foreclosure sales.  Investors who already have exposure to the real estate market through home ownership should consider whether investing in securities that provide additional exposure to the real estate market is appropriate for them before investing.  Because the index reflects the real estate markets in only twenty-five metropolitan statistical areas, the index will not benefit from any property appreciation in rural areas or excluded metropolitan statistical areas.  Approximately 40% of the index is weighted to the New York and Los Angeles markets. Decreases in these two markets will have a disproportionate impact on the index.

▪
Market observers expect that the residential real estate market in the United States will continue to decline.  A wide variety of market observers, including real estate professionals, academics and financial analysts, currently expect that the U.S. residential real estate market will continue to decline, potentially significantly, over the next several years.  The state of the U.S. economy, the tightening of available credit to finance home purchases due to more stringent mortgage lending requirements, the deterioration in the market for mortgage-backed securities, including record asset write-downs in the value of such securities by the financial institutions holding them, and large numbers of delinquencies in mortgage payments and resulting home foreclosures have contributed and are expected to continue to contribute to significant decreases in home prices in most, if not all, of the U.S. residential home markets tracked by the index.  If these predictions prove to be correct, the value of the index would continue to decline significantly, including up to the valuation dates of the securities, and, accordingly, the payment at maturity on the securities could be well below the issue price, even after giving effect to the $100 per security benefit of the $1,100 base redemption amount on the calculation of the payment at maturity.

▪
The index reflects transactions that occurred more than two months prior to the date of publication, which could adversely affect the payment at maturity on the securities.  The published index value for any day reflects the transactions that closed or were recorded during the 28-day period ending 63 days prior to such publication day.  For certain metropolitan statistical areas, the index uses the recording date, which is often significantly later than the date on which the transaction closed.  Therefore, any decline in housing prices in the months leading up to the pricing date would not be reflected in the index value until after the pricing date.  Consequently, any decline in the real estate market in the months immediately preceding the pricing date would not be reflected in the initial index value, but would be expected to cause the index value to decline below the initial index value in the months immediately following the pricing date.  Likewise, any increase in housing prices in the months immediately preceding the first valuation date would not be reflected in the final average index value on which the return on your securities will be based.  As a result of the lag inherent in the methodology of the index, the index return may be less than if the published index value reflected current sales.

November 2008	Page 11

Enhanced Participation Securities based on the Radar Logic Residential Property IndexSM (Composite 25) due January 5, 2011

▪
Seasonal cycles have customarily affected the residential real estate market with the volume of residential property transactions and sale prices tending to be lower in winter than in other seasons, which may adversely affect the payment at maturity on the securities.  Generally, fewer residential real estate transactions occur in the winter than in other seasons, which tends to increase the volatility of the index over the winter months.  In addition, in many of the metropolitan statistical areas reflected in the index, the median price per-square foot at which residential properties are sold tends to decrease in winter, and the highest prices per-square-foot in a year are often obtained in the summer.  Because the pricing date for the securities is in the summer and the valuation dates for the securities are in the winter, the seasonal cycles of residential real estate prices may adversely affect the payment at maturity on the securities.  See “Information about the Radar Logic Residential Property IndexSM (Composite 25)—Historical and Indicative Information” below.

▪
The market price of the securities will be influenced by many unpredictable factors.  Numerous factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:  the value and volatility of the index; the market’s forecasts for the real estate market over the term of the securities; the interest and yield rates in the market; the continuing availability and reliability of the data that the index publisher uses to calculate the index; geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the residential real estate market and that may affect the final average index value; the time remaining to the maturity of the securities; and any actual or anticipated changes in our credit ratings or credit spreads.  As a result, the market value of the securities will vary and may be less than the stated principal amount at any time prior to maturity and sale of the securities prior to maturity may result in a loss.

▪
The inclusion of commissions and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions at any time will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The index methodology adjusts the actual sales data to account for disparities in price patterns, which could have an adverse effect on the index value.  When there is an abnormal number of sales at high or low prices per-square-foot in the relevant period, the index publisher adjusts the price data to project what the prices would have been if the sales had been more broadly representative of the relevant metropolitan statistical area.  For periods in which relatively few sales occur, such variations are more common, which often causes or contributes to movements in the index value even though such variations due to low transaction volume are less likely to reflect an actual upturn or downswing in the housing market.  The index methodology generally does not exclude prices that are abnormally far from the median price per-square-foot, which are more common in the presence of low transaction volume or recording errors.  The inclusion of such prices could have an adverse effect on the index value.

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The securities are subject to acceleration prior to maturity.  If Radar Logic discontinues or suspends calculation or publication of the index at any time, and no successor index is available, or if the calculation agent determines that the index is materially altered, the maturity of the securities will be deemed accelerated.  The amount payable to you upon such acceleration may be substantially less than the principal amount of your securities.

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Changes that affect the index will affect the market value of the securities and the amount you will receive at maturity.  Radar Logic can, in its sole discretion, change the data sources or computation methodology for the index or make other methodological changes that could directly or indirectly affect the value of the index.  Any of these actions could adversely affect the value of the securities.  Radar Logic, or any successor publisher of the index, may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, MSCS, as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.

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The calculation agent will have authority to determine the level of the index if the index is discontinued or materially altered after the first valuation date and no successor index is available, which could affect the market value of the securities and the amount you receive at maturity or upon earlier acceleration.  If the index is discontinued, materially altered, or suspended after the first valuation date and no successor index is available, then the final average index value and, consequently, the payment on the securities at maturity or upon earlier acceleration will be determined using the good faith quotations of the index level obtained by MSCS, as the calculation agent, from other dealers.  If such quotations are not available, the necessary index values will be determined by MSCS, as the calculation agent, in its sole discretion, acting in good faith.  As the index is designed to track the metropolitan residential real estate market in the United States, the determination of index values in the absence of published values from the index publisher may require significant discretion and the exercise of this discretion may present MSCS with a conflict of interest of the kind described under "—The economic interests of the calculation agent are potentially adverse to your interests."  The discretion afforded to MSCS, as the calculation agent, in determining the index values in these circumstances is more fully described under “Description of Securities —Valuation Dates” in the accompanying preliminary pricing supplement.

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The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, it is possible that the IRS could treat the excess of the base redemption amount over the issue price as an item of ordinary income separate from the amount of any gain or loss recognized upon settlement of the securities.  Under an alternative treatment, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Other Risk Factors

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The securities are subject to the credit risk of the issuer, and its credit ratings and credit spreads may adversely affect the market value of the securities.  Investors are dependent on the issuer’s ability to pay all amounts due on the securities at maturity and therefore investors are subject to the issuer’s credit risk, and to changes in the market's view of the issuer’s creditworthiness.  Any decline in the issuer’s credit ratings or increase in the credit spreads charged by the market for taking the issuer’s credit risk is likely to adversely affect the value of the securities.

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The securities will not be listed.  The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  As a result, you should be prepared to bear the risk of holding the securities to the maturity date.  MS & Co. currently intends to act as a market maker for the securities, but it is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is

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willing to transact. If at any time MS & Co. were to cease acting as market maker, it is likely that there would be little or no secondary market for the securities.

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The economic interests of the calculation agent are potentially adverse to your interests  The economic interests of the calculation agent are potentially adverse to your interests as an investor in the securities.  As calculation agent, MSCS will determine the initial index value and the final average index value, and calculate the redemption amount you will receive at maturity or upon earlier acceleration.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to whether an index disruption event has occurred and the selection of a successor index, may affect the payout to you at maturity.  If an index disruption event occurs, the calculation agent will have a substantial degree of discretion in selecting dealers from whom to solicit quotations in order to calculate the payment at maturity and, if such quotations are not available, the calculation agent will have significant authority to determine the final average index value and, therefore, the payment at maturity on the securities.

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Information about the Radar Logic Residential Property IndexSM (Composite 25)

The Radar Logic Residential Property IndexSM (Composite 25)

The Radar Logic Residential Property IndexSM was designed in 2006 by Radar Logic to reflect the median price per-square-foot of residential properties in twenty-five metropolitan statistical areas in the United States, as averaged over rolling 28-day periods.  The weighting of each metropolitan statistical area in the index is equal to the aggregate value of residential properties in that metropolitan statistical area divided by the aggregate value of residential properties in the twenty-five metropolitan statistical areas combined.  We have derived all information contained in these preliminary terms regarding the Radar Logic Residential Property IndexSM including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information.  Such information reflects the policies of, and is subject to change by, the Radar Logic Residential Property IndexSM.  For more information on the index, see “Annex A—Radar Logic Residential Property IndexSM (Composite 25).”

License Agreement between Radar Logic and Morgan Stanley

Residential Property IndexSM is a service mark of Radar Logic and has been licensed for use for certain purposes by Morgan Stanley.  Radar Logic does not make any, and disclaims all, representations and warranties regarding the underlying third party data on which the Residential Property IndexSM is based.   Morgan Stanley’s products based on the Residential Property IndexSM are not sponsored, endorsed, sold or promoted by Radar Logic, and Radar Logic makes no representation regarding the advisability of investing in such products.

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Historical and Indicative Information

The following table sets forth the published high, low and end-of-quarter index values for each quarter in the period from August 6, 2007 through October 23, 2008.  The value of the index on October 23, 2008 was $221.8500.  Also set forth below are indicative values of the index for each quarter in the period from January 1, 2003 through August 5, 2007.  Because Radar Logic began publication of the index on August 6, 2007, the index values set forth below prior to August 6, 2007 are hypothetical values that have been retrospectively calculated using the same methodology as is currently employed.  The historical or indicative performance of the index should not be taken as an indication of future performance, and no assurance can be given as to the level of the index on the valuation dates or that the index will increase or will decline by less than 10% so that you will receive a positive return on your investment at maturity.

Index	High	Low	Period End
2003
First Quarter	174.6477	172.2704	174.2599
Second Quarter	181.4898	173.6138	181.4898
Third Quarter	192.2735	181.6821	191.9338
Fourth Quarter	194.9992	191.9896	194.5297
2004
First Quarter	196.3642	194.4561	196.3642
Second Quarter	211.7904	196.4209	211.7904
Third Quarter	224.4262	212.0648	224.4161
Fourth Quarter	225.1214	223.6827	224.9917
2005
First Quarter	231.3103	225.0700	231.3103
Second Quarter	248.2529	231.6101	248.2529
Third Quarter	262.7734	248.2714	262.7734
Fourth Quarter	263.9906	262.6452	262.6452
2006
First Quarter	264.0277	258.8192	268.8000
Second Quarter	272.1132	262.3560	272.1132
Third Quarter	276.2922	272.2150	275.4407
Fourth Quarter	275.3894	267.5139	268.3400
2007
First Quarter	268.5130	264.5496	266.4685
Second Quarter	275.2263	266.0807	274.7431
Third Quarter	278.3219	273.1553	273.1553
Fourth Quarter	272.8833	259.2200	259.2200
2008
First Quarter	258.8600	242.7600	243.4100
Second Quarter	242.8400	234.3500	234.9600
Third Quarter	234.5200	224.9400	224.9400
Fourth Quarter (through October 23, 2008)	224.3700	221.8500	221.8500

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ANNEX A

Radar Logic Residential Property IndexSM (Composite 25) (the “Index”)

We have derived all information herein regarding the Index, including, without limitation, its data sources and computation methodology, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by Radar Logic Inc. (“Radar Logic”).  The Index was developed, and is calculated, maintained and published by Radar Logic.

The Index was designed in 2006 by Radar Logic (the “Index publisher”) to reflect the median price per-square-foot of residential properties in twenty-five metropolitan areas in the United States, as averaged over rolling 28-day periods.

MSA weighting

The metropolitan areas reflected in the Index are defined to be coterminous with the relevant Metropolitan Statistical Areas (“MSAs”) used by the U.S. Office of Management and Budget, except that the Index includes Fairfield County, Connecticut in the New York, New York MSA. The weighting of each MSA in the Index is equal to the aggregate value of residential properties in that MSA divided by the aggregate value of residential properties in the twenty-five MSAs combined.  The aggregate value of residential real estate in an MSA is estimated as the product of (i) the number of housing units in that MSA, as published by the Census Bureau for the previous year, times (ii) the median square footage in that MSA, as estimated by the Index publisher from tax roll data, times (iii) the price per square foot for residential properties in that MSA, calculated by Radar Logic, as the arithmetic average price per-square-foot over a 28-day period.

The MSA weightings as of September 12, 2007 were:

Metropolitan Statistical Area	Weighting
New York	23.10%
Los Angeles	16.06%
San Francisco	6.97%
Chicago	5.70%
Washington D.C.	5.09%
Miami	4.63%
Boston	4.50%
Philadelphia	4.07%
San Diego	3.67%
Seattle	3.24%
San Jose	2.89%
Phoenix	2.70%
Atlanta	2.36%
Sacramento	1.94%
Minneapolis	1.91%
Detroit	1.89%
Tampa	1.62%
Denver	1.47%
Las Vegas	1.40%
St. Louis	1.20%
Cleveland	0.86%
Columbus	0.72%
Jacksonville	0.71%
Milwaukee	0.66%
Charlotte	0.64%

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Enhanced Participation Securities based on the Radar Logic Residential Property IndexSM (Composite 25) due January 5, 2011

Data sources

The Index publisher purchases the data it uses to compute the Index from municipal offices, including recorders’ offices, assessors’ offices and building departments.  Radar Logic may use additional sources of information in the future.  The published Index level on any day reflects all of the eligible sales of single-family and multi-family houses, condominiums and cooperatives that closed (or, in some cases, were recorded) in the 28-day period ending 63 days prior to the publication date.  Sales where the property type, price, date or square footage cannot be determined are excluded, along with transactions that appear from the deed to be construction loans or not at arms’ length (for example, transactions between family members).  The Index publisher uses the square footage number designated as “living area square footage” on the deed when it is available as the denominator in the price per square feet calculation, otherwise it uses, in order of preference, “universal building square feet,” “building square feet,” or “adjusted gross square feet.”  In retroactively calculating historical Index levels, the Index publisher used the most recent square footage data available, which may have been different than the square footage of the house or condominium when the sale took place.

For each MSA, the Index publisher uses either the sales date denoted on the deed or the recording date of the deed to determine which period the sale relates to, depending on the percentage of deeds in that MSA that indicate the sales date.  For MSAs where the sales date is used, transactions for which the deed does not include a sales date are excluded.  If the relevant date for a sale is on a weekend or a federal holiday, the Index publisher accounts for such sale on the immediately following day that is not on a weekend or federal holiday.  The Index publisher does not make adjustments for local holidays or other days with low transaction volume.  The Index publisher may revise its transaction filtering methodology at any time.

Computation methodology

The Index attempts to mitigate the effect of house size on prices by measuring prices on a per-square-foot basis.  Many other factors, however, go into determining the price at which a house can be sold, such as the quality of its construction, its location and its amenities.  Therefore, the house sales for any metropolitan statistical area tend to occur at a wide variety of prices per-square-foot (“PPSF”), and such differences in PPSF tend to depend on the MSA’s socioeconomic makeup.

If the houses sold in a particular period are disproportionately upscale or downscale relative to other houses in the MSA, taking the median price for the relevant period would suggest that house prices had gone up or down for that MSA, which may not be true.  For example, if all recorded sales in the relevant 28-day period were sales of upscale houses, an unadjusted index would show a potentially large increase in PPSF over prior periods in which less upscale houses were sold, as upscale houses typically achieve higher PPSFs relative to less upscale houses.  This increase in PPSF would occur even if those upscale houses sold at prices well below similar upscale houses in the recent past.  Accordingly, an unadjusted index would show an increase in the housing market for that MSA even though the housing market was actually declining.  The Index methodology attempts to correct for possible distortion by projecting what the distribution of PPSFs for the relevant period would have been, if the houses sold in the relevant period had been more broadly representative of the entire housing market in the MSA.

To measure more broadly the entire housing market in a given MSA, the Index methodology analyzes the PPSFs from sales in that MSA over the year preceding the relevant period.  The Index methodology uses the distribution of PPSFs that prevailed over the past year to model the likely sale prices that houses in the market segments that are under-represented would have obtained in the relevant period.  For example, if most of the houses sold in the relevant period were located in a well-off neighborhood, and if these houses were sold for lower prices than the prices at which similar houses were sold in the past, the Index methodology adjusts the relevant period data to take into account the assumption that house prices in less well-off neighborhoods would likely also have declined.  These adjustments create a hypothetical statistical distribution of PPSFs that is more broadly representative of the entire housing market in the MSA than would have been achieved using only the actual distribution of PPSFs for the relevant period.

The Index publisher uses this adjusted distribution of house sale data to produce a single PPSF for each MSA by calculating the median PPSF in the distribution, which is the point that falls between the bottom 50% of the PPSFs and the top 50% of PPSFs.  The Index publisher weights the median PPSF for each MSA as described in “—MSA weighting” above to determine the Index level.

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